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                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement of Home Health Corporation of America, Inc. (the "Company") on Form S-1 of our report dated August 30, 1996, except for certain information in Note 12, for which the date is September 17, 1996, on our audits of the consolidated financial statements and financial statement schedule of the Company as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 30, 1996